Exhibit 99.1
Press Release
For Immediate Release

Independent Bank Group Announces
Share Repurchase Program

McKinney, Texas, January 23, 2015/GlobeNewswire/--Independent Bank Group, Inc. (NASDAQ:IBTX), the holding company for Independent Bank, today announced that the Board of Directors has authorized the repurchase of up to $30 million of its common stock. The Company plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions, at the Company’s discretion.

Commenting on the announcement David R. Brooks, Chairman and CEO, said, “As we continue to execute our growth strategy, both organically and through strategic acquisitions, we believe the adoption of a stock repurchase program provides us with an additional tool with which to enhance stockholder value. We plan to implement the program at such time and price as repurchases are considered beneficial to the Company and its stockholders.” Brooks continued, “The Board’s approval of a stock repurchase program reflects continued confidence in our ability to execute the Company’s key strategies.”

The repurchase program is authorized to continue through December 31, 2015. The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of the Company’s common stock, securities laws restrictions including but not limited to compliance with blackout periods, regulatory requirements, potential alternative uses for capital, and market and economic conditions. The Company intends to fund any repurchases through its consolidated earnings and borrowings under its revolving credit facility. Repurchased shares will be cancelled and returned to unissued status. The repurchase program does not obligate the Company to acquire any particular amount of shares and the repurchase program may be modified, suspended or discontinued at any time, at the Company’s discretion.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 39 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Eileen Ponce Marketing Director (469) 301-2706 eponce@ibtx.com

Source: Independent Bank Group, Inc.